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Exhibit 99.1 - Press Release dated November 22, 1999


                INTERNET AMERICA FINALIZES ACQUISITION OF PDQ.NET
                         -------------------------------
                  Over 145,000 Subscribers For Combined Entity

         DALLAS, November 22 - Internet America, Inc. (Nasdaq: GEEK) announced today that it has finalized the previously disclosed acquisition of PDQ.Net, Incorporated, a Houston-based Internet service provider. Internet America received approval from its shareholders to issue 2,425,000 shares of its common stock in exchange for all of the outstanding stock of PDQ.Net. The acquisition creates one of the largest Internet service providers (ISP) in Texas with more than 145,000 subscribers and annual revenue of approximately $34 million. The Company will realize economies of scale in networking and deploying new technologies. As a result of the acquisition, PDQ.Net received two designates to the Internet America Board of Directors.

         "The acquisition of PDQ.Net is a milestone for Internet America as it, in combination with our acquisition of NeoSoft, gives us tremendous market share and estimated run rate revenue of about $14 million in Houston and Southeast Texas," said Mike Maples, president and chief executive officer of Internet America. "With the closing of this transaction, Internet America has experienced phenomenal growth by roughly tripling in subscriber count and revenue-run rate since our IPO last December. This unparalleled growth sets us apart and clearly shows the successful execution of our business plan."

         Based in Dallas, Internet America (www.airmail.net) is a leading Internet service provider with 105,000 subscribers at September 30, 1999. Through its 1-800-Be-A-Geek(r) television, radio and print campaigns that emphasize the speed and quality of its Internet services and its commitment to customer care, Internet America has become one of the leading Internet service providers in its markets. Internet America offers a wide array of Internet services tailored to meet the needs of individuals, including Expresslane DSL, dial-up Internet access, multiple e-mail addresses, World Wide Web access, chat, Usenet News and personal web sites. Internet America also provides a full range of services to business customers, including dedicated high-speed access, web hosting, server co-location and domain name registration.

         Internet America serves the Houston market through its wholly owned subsidiary, PDQ.Net (http://www.pdq.net), that city's largest ISP. PDQ.Net delivers outstanding service and support to its customers and a full range of Internet service for home and businesses. PDQ.Net offers home dial-up and DSL service, corporate connectivity, Web site design and network consulting. PDQ.Net received the Houston Press Reader's Choice Award in the category of Best Internet Service Provider in 1997 and 1998 and was named Houston's #1 ISP by the Houston Business Journal.



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         Run rate revenue as used above is actual revenue for PDQ.Net and
NeoSoft for the fiscal quarter ended September 30, 1999, annualized. Achieving this result is subject to the many risks and uncertainties that exist in Internet America's business and operations as described below.

         This press release may contain forward-looking statements relating to future financial results or business expectations and, as a result, should be considered as subject to the many uncertainties that exist in Internet America's operations and business environment. Business plans may change as circumstances warrant and actual results may differ materially as a result of a number of factors. Such factors include, but are not limited to: the Company's expansion and acquisition strategy, the Company's ability to achieve operating efficiencies, the Company's dependence on network infrastructure, capacity, telecommunications carriers and other suppliers, industry pricing and technology trends, evolving industry standards, regulatory changes, and general economic and business conditions. These risk factors and additional information are included in Internet America's filings with the Securities and Exchange Commission, including its Form 10-KSB for the fiscal year ended June 30, 1999 and its Form 10-QSB for the fiscal quarter ended September 30, 1999.